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                                                                 Exhibit 10.23

                           EMPLOYMENT, CONFIDENTIALITY
                          AND NON-COMPETITION AGREEMENT

       THIS EMPLOYMENT, CONFIDENTIALITY AND NON-COMPETITION AGREEMENT (the "Agreement") is made and entered into as of the 23rd day of February, 2004 (the "Effective Date"), by and between:

                     COMBINATORX, INCORPORATED, a Delaware
                     Corporation duly organized under law and having an usual place of business at 650 Albany Street, Boston, Massachusetts 02118 (hereinafter referred to as the "COMPANY")

                                       and

                     ROBERT FORRESTER of 346 Gay Street,
                     Westwood, MA 02090 (hereinafter referred to as the "EMPLOYEE")

       The Company wishes to employ the Employee to serve as the Chief Financial Officer and, in connection therewith, to provide specific financial expertise and management direction for the Company and the Employee desires to be so employed by the Company on the terms and conditions set forth in this Agreement.

       NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, accepted and agreed to the Company, and the Employee hereby agree as follows:

       1. EMPLOYMENT. The Company hereby employs the Employee as Chief Financial Officer and the Employee accepts such employment, as of the Effective Date, for the compensation and on the other terms and conditions set forth below.

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       2.     PERIOD OF EMPLOYMENT; DUTIES. The employment of the Employee shall be from the Effective Date until the employment is terminated pursuant to
Section 4 below (the "Employment Period"). The Employee shall be employed as Chief Financial Officer and shall have the duties, responsibilities and authority normally and customarily associated with said office and position including, but not limited to, presentations to investors, bankers, and analysts; preparation of budgets, financial statements and projections; management of outside accountants and others; preparation of reports;
interacting with lenders; providing general management direction and corporate development of the Company and the overall supervision and monitoring of the Company's finances.

       As a member of the Senior Management Team, the Employee shall report to and take direction from the President/CEO.

       During the Employment Period, Employee shall devote all of his business time, attention and loyalty to the Company; PROVIDED, HOWEVER, that the foregoing shall not prevent the Employee from serving on the board of directors or similar body of corporations or entities approved by the Board. Notwithstanding anything contained herein, it is expressly agreed that the Employee may serve on the advisory boards of AZURN, FusionCorp, New England Cord Blood and Revolution Partners. The Employee warrants and represents that he is under no contractual or other restrictions or obligations which will in any way limit his activities on behalf of or employment by the Company; and the entering into of this Agreement does not violate any agreement, contract or confidentiality agreement that the Employee may have entered into or that is binding upon the Employee. The Company acknowledges receipt of a copy of the Employee's

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current non-competition agreement.

       3.     COMPENSATION

              3.1 ANNUAL BASE SALARY. Subject to the provisions hereof, from the Effective Date through December 31, 2004, the Company shall pay Employee, not less frequently than monthly in arrears, a base salary at an annual rate of Two Hundred Forty Five Thousand Dollars ($245,000.00) (the "BASE SALARY"). Thereafter, annually during the Employment Period, the Base Salary shall be determined by the mutual agreement of the President/CEO and the Employee but, in no event shall the Base Salary be less than the most recently negotiated and accepted Base Salary. All payments of salary and other compensation to the Employee shall be made after deduction of any taxes which are required to be withheld with respect thereto under applicable federal and state laws.

              3.2 FRINGE BENEFITS. During the Employment Period, the Employee shall be entitled to all rights and benefits for which he shall be eligible under group insurance, participation in a 401(k) plan, free car parking and other fringe benefits which may be, from time to time, provided to the Company's executive employees generally.

       Further, the Company shall reimburse the Employee for the out-of-pocket expenses incurred by the Employee in the fulfillment of his duties and responsibilities hereunder. Reimbursement shall be in accordance with the Board's policies and procedures and in compliance with the requirements of the Internal Revenue Code of 1986, as amended. Reimbursement of travel expenses will be consistent with the Company's travel policies.

              3.3 VACATION AND HOLIDAYS. During each year of the Employment Period, the Employee shall be entitled to three (3) weeks of paid vacation consistent with the Company's

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vacation policy then in effect. Further, the Employee will be entitled to twelve
(12) paid holidays per year as recognized by the Company.

              3.4 BONUS PAYMENTS. In partial consideration of the Employee entering into this Agreement, the Company shall provide the following:

              A) PERFORMANCE BONUS. Upon the recommendation of the President/CEO and based on the Company's financial and cash position and the Employee's contribution to the Company's achievement of its annual goals, the Company may, in its discretion, award an annual performance bonus, either in cash or stock options, to the Employee. Any such bonus shall not be added to the Base Salary. The Employee's target bonus is initially 30%.

              B) STOCK OPTION AWARDS. In addition to the stock option grants specified in Article 3.5, the Board may, on an annual basis in its discretion, grant stock options to the Employee based on: (i) the Employee's performance and
(ii) the Company's progress and attainment of its business goals and objectives. The granting of the stock options and the terms and conditions of the award (e.g. the number of shares granted and the vesting schedule), shall be solely within the discretion of the Board of Directors.

              C) STOCK OPTIONS. The Employee is hereby granted an Incentive Grant Option (the "Basic Option") to purchase up to Three Hundred Thousand (300,000) Shares of the Company's Common Stock (the "Shares") at an exercise price of Fifty (50 CENTS) cents per Share (the "Purchase Price"), in accordance with the terms and conditions of the Company's Stock Option Plan (the "Plan") and Incentive Stock Option Grant Agreement (the "Grant"). Subject to the provisions of this Agreement and the Grant, it is understood and agreed that, the vesting of the Shares shall occur as follows: Seventy Five Thousand (75,000) shall vest on the first anniversary

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date following the Effective Date, and then Eighteen Thousand Seven Hundred
Fifty (18,750) Shares shall vest on each quarterly anniversary date thereafter, and continuing thereafter until fully vested in accordance with the terms of this Agreement.

       3.6 SEVERANCE BENEFITS. Notwithstanding anything in this Agreement, it is agreed and understood that, in the event of a "Change of Control" as hereinafter defined, the Employee shall be entitled to the following: (i) The Company shall pay the Employee an amount equal to twice his then Base Salary for a period of twelve (12) months, to be paid in one lump sum at the time of the closing of the Change of Control, and (ii) all stock options granted by the Company to the Employee to the extent not previously vested shall accelerate and be deemed fully vested. The severance benefit in clause 3.6(i) above will be reduced to once times the Base Salary for a 12 month period if the aggregate value of the sale proceeds (including any retained shares) valued at the transaction price from a Change of Control received by the venture capital investors is less than the amount they have invested plus 10%; this sentence will expire on the closing of an IPO. For purposes of this Agreement, the term "Change of Control" shall mean: (a) a sale, merger or consolidation after which securities possessing more than fifty (50%) percent of the total combined voting power of the Company's outstanding securities have been transferred to or acquired by a person or persons different from the persons who held such percentage of the total combined voting power immediately prior to such transaction; (b) the sale, transfer or other disposition of all or substantially all of the Company's assets to one or more persons (other than a wholly owned subsidiary of the Company or a parent company whose stock ownership after the transaction is the same as the Company's ownership before the transaction), or
(c) an acquisition, merger or similar transaction or a divestiture of a substantial portion of the Company's business

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after which the Employee's role is not substantially the same as such role prior to the transaction. In the event that a Change of Control of the Company occurs and it is determined that any payment or benefit provided by the Company to or for the benefit of the Employee, either under this Agreement or otherwise, will be subject to the excise tax imposed by section 4999 of the Internal Revenue
Code or any successor provision ("section 4999"), the Company will, prior to the date on which any amount of the excise tax must be paid or withheld, make an additional lump-sum payment (the "gross-up payment") to the Employee. The gross-up payment will be sufficient, after giving effect to all federal, state and other taxes and charges (including interest and penalties, if any) with respect to the gross-up payment, to make the Employee whole for all taxes (including withholding taxes) and any associated interest and penalties, imposed under or as a result of section 4999.

       Determinations under this Section 3 will be made by the Company's independent auditors unless the Employee has reasonable objections to the use of that firm, in which case the determinations will be made by a comparable firm chosen by the Employee after consultation with the Company (the firm making the determinations to be referred to as the "Firm"). The determinations of the Firm will be binding upon the Company and the Employee except as the determinations are established in resolution (including by settlement) of a controversy with the Internal Revenue Service to have been incorrect. All fees and expenses of the Firm will be paid by the Company.

       If the Internal Revenue Service asserts a claim that, if successful, would require the Company to make a gross-up payment or an additional gross-up payment, the Company and the Employee will cooperate fully in resolving the controversy with the Internal Revenue Service.

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The Company will make or advance such gross-up payments as are necessary to prevent the Employee from having to bear the cost of payments made to the Internal Revenue Service in the course of, or as a result of, the controversy. The Firm will determine the amount of such gross-up payments or advances and will determine after resolution of the controversy whether any advances must be returned by the Employee to the Company. The Company will bear all expenses of the controversy and will gross the Employee up for any additional taxes that may be imposed upon the Employee as a result of its payment of such expenses.

       4.     EARLY TERMINATION OF PERIOD OF EMPLOYMENT.

              4.1 EMPLOYEE'S EARLIER TERMINATION. The Employee may terminate his employment hereunder by giving the Company written notice thereof not later than sixty (60) days prior to the date fixed for such termination in such notice. Further, the Employee's employment with the Company shall automatically terminate on his death or disability (as defined below). The Employee may also terminate his employment under this Agreement for Good Reason. Good Reason means
(i) a material breach of any of the material provisions of this Agreement by the Company, including but not limited to a reduction in the Employee's compensation or in the Employee's position, duties, responsibilities or authority; or (ii) a relocation of the Employee's place of employment to a point beyond a 35-mile radius of the Company's current office.

              4.2 COMPANY'S EARLIER TERMINATION. The Company shall have the right to terminate Employee's employment hereunder: (i) without cause, (i.e. for any reason or no reason whatsoever), upon sixty (60) days prior written notice to the Employee and (ii) FOR CAUSE, immediately upon, or at any time after, giving written notice of such termination. In the event

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that the Employee's employment is terminated pursuant to section 4.2(i), without cause or if the Employee terminates the Agreement for a Good Reason, then the Employee shall receive his Base Salary and the cost of the fringe benefits for 12 months following the date of termination; such sum will be payable in one lump sum within 30 days of the termination. The 12 month period following termination of Employee's employment is referred to as the Severance Year. In the event that Employee is employed during one or more of the last three months of the Severance Year in a comparable full-time position with at least equal compensation to that he was receiving from the Company, he will refund to the Company the severance pay for that portion of the three month period that he is so employed. In the event of the death or disability of the Employee, the Employee's Base Salary, fringe benefits and vesting of stock options shall cease as of the 180th day after the Employee's death or disability. In the event that the Employee is terminated without cause or the Employee terminates for Good Reason then, the vesting of stock options granted pursuant to Article 3.5 of this Agreement shall be as follows: With respect to all unvested options, the Employee shall be entitled to vest twenty five (25%) percent of the then unvested options for each year of employment with the Company. For example, if there is a termination without cause at the end of the second year of employment, then fifty (50%) percent of the options would be unvested and automatically an additional twenty five (25%) percent of the initial amount shall be vested (50% of the remaining 50%), and thereafter no further or additional Shares shall vest. If the Employee terminates his employment without Good Reason pursuant to the first sentence of Section 4.1 hereof the Base
Salary, fringe benefits and vesting of stock options shall cease as of the date of such termination of employment.

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       If the Company terminates the Employee pursuant to (ii) above (i.e. FOR
CAUSE), then Employee's Base Salary, fringe benefits and vesting of stock options shall cease and terminate as of the date of termination of the Employee's employment. As used herein "FOR CAUSE" shall mean: (a) the conviction of Employee of any felony; (b) the willful or gross neglect or dereliction by the Employee of his duties and responsibilities as set forth in Article 2 hereof, which neglect or dereliction of duties and responsibilities continues 30 daysafter written notice given to the Employee by the Board; (c) material breach by the Employee of this Agreement in any material respect, which remains uncured following 30 days' written notice from the Company (d) engaging in material fraudulent conduct toward the Company. A determination that there is FOR CAUSE termination of the Employee's employment shall be made by the Board in good faith, and only after notice to Employee and providing Employee an opportunity to be heard, and such determination shall require that the Board find that there has occurred an event of the kind described in (a), (b), (c), or (d) above.

       For purposes of this Agreement, the term "disability" shall mean the physical or mental illness or disability of Employee such that, in the good faith and reasonable judgment of a reputable physician mutually selected by Employee and the Board, he shall be materially unable to perform his duties of employment, with reasonable accommodation, and such inability may reasonably be expected to be permanent or to continue for a period of at least one hundred twenty (120) business days during any period of twelve (12) consecutive months.

       5.     NON-COMPETITION.

              5.1 NON-COMPETITION PERIOD. Employee shall not, directly or indirectly

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(including, without limitation, either alone or as a partner, officer, director, employee, joint venturer or stockholder of, or as a consultant or other independent contractor to or agent or representative for, any company, business, individual or other entity), engage in any business activity which constitutes substantial direct competition with the Company's Business, as hereinafter defined, at any time during the Employment Period and for a period of one (1) year after the termination for any reason of the Employment Period (the "POST-EMPLOYMENT PERIOD") (collectively, the Employment Period and the Post-Employment Period are herein referred to as the "NON-COMPETITION PERIOD"); PROVIDED, HOWEVER, that nothing in this Agreement shall prevent or restrict the Employee from owning, directly or indirectly, not more than five percent (5%) of the securities of any publicly traded company for the sole purpose of a passive investment. For purposes of this Agreement, the Company's Business shall be defined as: discovering, developing and commercializing combination therapeutics and combination technologies for the life sciences.

       5.2 RESTRICTED BUSINESS ACTIVITIES: During the Non-Competition Period, Employee will not, directly or indirectly (excluding actions through responses to general advertisements and headhunters which, in either case, are not specifically targeted to Company employees)

              (a) solicit or request any other employee of or consultant to the Company to join the employ of, or begin consulting for, any individual or entity that researches, develops, markets or sells products that compete with Company's Business;

              (b) solicit or request any individual or entity that researches, develops, markets or sells products that compete with the Company's Business, to employ or retain as a consultant any employee or consultant of the Company;

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              (c)    divert, directly or indirectly, to any
                     competitor of the Company in the Company's
                     Business, any customer of the Company; or

              (d) induce or attempt to induce any supplier or vendor of the Company to terminate or breach any written or oral agreement or understanding with the Company.

       6.     PROPRIETARY RIGHTS.

              6.1 DEFINITIONS. For the purposes of this Section 6, the terms set forth below shall have the following meanings:

                     6.1.1 CONCEPTS AND IDEAS. Concepts and Ideas mean those concepts and ideas which become known to the Employee at any time during the Employee's employment by the Company which relate to the Company's present, past or prospective activities, services and products, all of which shall remain the sole and exclusive property of the Company. The Employee shall have no publication rights to any Concepts and Ideas and/or Confidential Information, and all of the same shall belong exclusively to the Company.

                     6.1.2 CONFIDENTIAL INFORMATION. Confidential Information is that secret proprietary information of whatever kind or nature disclosed to Employee or known by Employee (whether or not invented, discovered or developed by Employee), at any time during Employee's establishment of or employment by the Company as a consequence of or through such establishment or employment. Such secret proprietary information shall include (unless such information is generally known in the industry through no action or fault of Employee), information relating to the design, trade secrets, manufacture, application, know-how, research and development relating to the Company's products, materials, operating and other cost data, price lists and data relating to pricing of the Company's products to the extent secret and

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proprietary. Such secret proprietary information shall specifically include, without limitation, all information contained in the Company's manuals, memoranda, plans, drawings and designs, specifications, supply sources, customer lists and records legended or otherwise identified by the Company or the Board as Confidential Information to the extent secret and proprietary.

              6.2 NON-DISCLOSURE TO THIRD PARTIES. Except as required by Employee's duties in the course of his employment by the Company, Employee shall not, at any time during or following the Employment Period, directly or indirectly, use, publish, disseminate or otherwise disclose any Confidential Information, Concepts or Ideas relating to the present, past or prospective business of the Company to any third party without the prior written consent of the Board which consent may be denied in each instance and all of the same, together with publication rights, shall belong exclusively to the Company.

              6.3 DOCUMENTS, ETC. All documents, procedural, manuals, guides, specifications, plans, drawings, designs and similar materials, lists of present, past or prospective customers, customer proposals, invitations to submit proposals, price lists and data relating to the pricing of the Company's products and services, records, notebooks and similar repositories of or containing Confidential Information (including all copies thereof) that come into the Employee's possession or control by reason of Employee's establishment of or employment by the Company, whether prepared by Employee or others: (a) are the property of the Company, (b) will not be used by Employee in any way adverse to the Company (c) will not be removed from the Company's premises (except as Employee's duties require) and (d) at the termination (for whatever reason) of Employee's employment by the Company, will be left with, or forthwith returned by Employee to the Company.

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              6.4    ASSIGNMENT OF INVENTIONS. The Employee hereby agrees that
he will promptly make full written disclosure to the Company, and will hold in trust for the sole right and benefit of the Company, and agrees to assign to the Company or its designee all of his right, title and interest in and to any and all of the inventions, original works of authorships, developments, concepts, improvements or trade secrets, whether or not patentable or registerable under patent, copyright or similar laws, that the Employee may, solely or jointly, make, develop, conceive or reduce to practice, or cause to be made, developed, conceived or reduced to practice, during the Employment Period that relates to the Company's Business (collectively, referred to as the "Inventions"). Employee further agrees that all original works of authorship that are made by the Employee (solely or jointly with others), within the scope of employment and during the Employment Period that are protectable by copyright are "works made for hire", as that term is defined in the United States Copyright Act.

       Employee hereby agrees to assist the Company or its designee at the Company's expense, in every way to secure the Company's rights in the Inventions and any copyrights, patents, or other intellectual property rights relating thereto in any and all countries, including, disclosing to the Company all pertinent information data with respect thereto, and executing all applications, specifications, oaths, assignments and all other instruments that the Company shall deem necessary in order to apply for and obtain such rights and in order to secure and convey to the Company and its successors and assigns, the sole and exclusive rights, title and interests in and to such Inventions, and any copyrights, patents or other intellectual property rights relating thereto. The Employee agrees that his obligations to execute or cause to be executed, when it is in his

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power to do so, any such instruments or papers will continue after the termination of this Agreement. If the Employee is unwilling or refuses, for any reason, to execute and deliver all such documents needed to complete such applications in the United States of America or foreign patents or any copyright registrations covering inventions or original works of authorship assigned to the Company as above, then the Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Employee's agent and attorney-in- fact, coupled with an interest, to act for an in the Employee's behalf and stead to execute and file any such applications, at the Company's expense, and to do all other lawfully permitted acts to further the prosecution in issuance of letters patent or copyright registration thereon with the same legal force and effect as if executed by the Employee.

       7. EQUITABLE RELIEF. Employee agrees that any breach of Sections 5 and 6 above by Employee would cause irreparable damage to the Company and that, in the event of such breach, the Company shall have, in addition to any and all remedies of law, the right to an injunction, specific performance or other equitable relief to prevent the violation or threatened violation of Employee's obligations hereunder.

       8. WAIVER. Any waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach of the same or any other provision hereof by such other party. All waivers shall be in writing.

       9. SEVERABILITY; REFORMATION. In case any one or more of the provisions or parts of a provision contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not

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affect any other provision or part of a provision of this Agreement; and this
Agreement shall, to the fullest extent lawful, be reformed and construed as if such invalid or illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provision or part reformed so that it would be valid, legal and enforceable to the maximum extent possible. Without limiting the foregoing, if any provision (or part of provision) contained in this Agreement shall for any reason be held to be excessively broad as to duration, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the fullest extent compatible with then existing and applicable law.

       10. ASSIGNMENT. The Company shall have the right to assign its rights and obligations under this Agreement to a party which assumes the Company's obligations hereunder. This Agreement is personal to the Employee and accordingly, the Employer shall not have the right to assign his rights or obligations under this Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

       11. HEADINGS. Headings and sub-headings are for convenience only and shall not be deemed to be a part of this Agreement.

       12. AMENDMENTS. This Agreement may be amended or modified, in whole or in part, only by an instrument in writing signed by all parties hereto. Any amendment, consent, decision, waiver or other action to be made, taken or given by the Company with respect to the Agreement shall be made, taken or given on behalf of the Company only by authority of the Board or President or CEO.

       13. NOTICES. Any notices or other communications required hereunder shall be in

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writing and shall be deemed given when delivered in person or when mailed, by certified or registered first-class mail, postage prepaid, return receipt requested, or by faxed transmission where the date and time of the transmission are clearly stated, addressed, if to the Company, at 650 Albany Street, Boston, MA 02118, with a copy to Peter B. Finn, Esquire, Rubin and Rudman LLP, 50 Rowes Wharf, Boston, MA 02110 or, if to the Employee, at 346 Gay Street, Westwood, MA 02090 or to such other addresses of which a party shall have notified the others in accordance with the provisions of this Section 13.

       14. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall constitute an original and all of which shall be deemed a single agreement.

       15. SURVIVAL. The provisions of this Agreement shall survive the termination of the Employee's employment hereunder in accordance with their terms.

       16. ARBITRATION. In the event of any dispute or disagreement arising out of or related to this Agreement, the dispute or disagreement shall be first negotiated by the parties, in good faith for a period of 30 days, and the parties shall use their best efforts to reach a resolution. In the event that the parties are, for whatever reason, unable to reach a resolution within 30 days, then, in that event, either party may refer the matter to the American Arbitration Association for resolution in accordance with the then applicable rules and regulations of the American Arbitration Association. The arbitration shall be held in Boston, Massachusetts before a single arbitrator and the decision of the arbitrator shall be final and binding upon the parties and the award may be entered in any court of competent jurisdiction. The cost of the arbitration filing fee and the arbitrator's fee shall be divided equally between the parties and otherwise, each party

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shall be responsible for its own costs and expenses, including attorneys' fees and disbursements.

       17. GOVERNING LAW. This Agreement shall be construed in accordance with and governed for all purposes by the laws of the Commonwealth of Massachusetts applicable to contracts executed and wholly performed within such jurisdiction. In enforcing such governing laws, any court of competent jurisdiction shall afford all relief which a Massachusetts court would afford under the circumstances.

       EXECUTED as an instrument, under seal, as of the date first above written.


                                      COMBINATORX, INCORPORATED


                                      By: /s/ Alexis Borisy
                                         ------------------------------
                                      Alexis Borisy, President/CEO
                                      Hereunto Duly Authorized


                                      EMPLOYEE:

                                      /s/ Robert Forrester
                                      ---------------------------------
                                      Robert Forrester

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